UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 12, 2004

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

OHIO	34-1562374
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

480 W. Dussel Drive, Maumee, Ohio	43537
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 2: Acquisition or Disposition of Assets

As previously reported by The Andersons, Inc. (the “Company”) in a Current Report on Form 8-K filed on February 27, 2004, the Company completed its acquisition of certain railroad rolling stock and leasing assets from Railcar, Ltd. and Progress Rail Services Corp., both of which are part of Progress Energy, Inc. (NYSE:PGN) The assets were acquired for cash of approximately $82.4 million and funding was provided through the issuance of $86.4 million in non-recourse notes securitized by the acquired assets.

This Current Report on Form 8-K/A is being filed to amend the February 27, 2004 Form 8-K in which we stated that we intended to file additional financial information about the transaction as required by Item 7 of Form 8-K. An audit of the assets acquired and liabilities assumed and statement of revenue and direct expenses for the year ended December 31, 2003 was completed. The results of the audit demonstrated that the transaction’s assets and excess of direct expenses over revenue were less than 20% of the Company’s assets and pretax income from continuing operations, respectively, and financial statements are therefore not required to be filed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: April 27, 2004	By: /s/Michael J. Anderson

Michael J. Anderson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.8*	Amended and Restated Asset Purchase Agreement by and among Progress Rail Services and related entities and Cap Acquire LLC, Cap Acquire Canada ULC and Cap Acquire Mexico S. de R.L. de C.V.
99.1*	February 12, 2004 press release announcing the completion of the transaction

*Previously filed in the Form 8-K dated February 27, 2004